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                                                                    Exhibit 99.1


NEWS RELEASE

FOR IMMEDIATE RELEASE:                     CONTACT:
                                           Craig A. Stacy
                                           Chief Financial Officer and Treasurer
                                           Shiloh Industries, Inc.
                                           330-225-3999

                                           Jeanne Schweder, Price/McNabb
                                           704/375-0123, ext. 375
                                           jschweder@pricemcnabb.com

              SHILOH INDUSTRIES TO ACQUIRE ASSETS OF MTD AUTOMOTIVE

MANSFIELD, Ohio, June 22, 1999 - Shiloh Industries, Inc. (NASDAQ - NNM: SHLO), a leading supplier of parts, subassemblies and processed steel for the automotive, heavy truck and other industries has signed a purchase agreement to acquire the assets of MTD Automotive (MTDA) from MTD Products Inc. The agreement provides for an aggregate purchase price of approximately $20 million in cash and $20 million in Shiloh common stock (at a per share price of at least $14) subject to certain adjustments and to an earnout covering the 12 month period subsequent to closing. The acquisition is expected to close by August 30, pending regulatory approval and satisfaction of certain closing conditions, including, among other things, stockholder approval.

MTDA, an automotive supplier headquartered in Cleveland, Ohio, manufactures vehicle platform systems primarily for Ford, General Motors, DaimlerChrysler and Toyota. The company also sells stamping, welding, tooling and other value-added services. Sales for MTDA for the fiscal year ended July 31, 1998 were approximately $174 million.

Shiloh Industries' President and Chief Executive Officer John F. Falcon said the agreement strengthens the company's position as a leading full-service supplier of automotive components. "With this acquisition, Shiloh is now well positioned to move steel from the mill door to the assembly plant floor. We can help our customers go from product development to product delivery faster, with better design, more efficient use of materials and improved processes."

In addition, because MTDA has been designated as a long term stamping supplier to Ford, this acquisition should enable Shiloh to further strengthen its relationship with Ford. It also enhances our position with General Motors, Daimler Chrysler, Toyota, because MTDA suppliers platform modules for these automakers.

"Today's automotive suppliers must be able to design and produce increasingly complex parts and modular assemblies," said Falcon. "The addition of MTDA not only strengthens our product design and manufacturing capabilities, but it also gives Shiloh the ability to design and manufacture modular solutions for major automotive manufacturers. We believe we will be able to apply our capabilities far earlier in the evolution of a new vehicle platform. Being involved from 'art to part' enables us to be responsive to our customers' needs by providing them with stamped modular solutions," Falcon said.


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Based in Mansfield, Ohio, Shiloh Industries supplies blanks, stampings, subassemblies and processed steel from ten facilities in Ohio, Michigan and Georgia. The company employs more than 1,845 people and had 1998 revenues of $299.4 million.

The common stock to be issued under the purchase agreement has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy and is issued pursuant to Rule 135c under the Securities Act.

The forward looking statements in this press release involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: a downturn in the automotive industry and the general economy; failure to satisfy the closing conditions of the pending acquisition of MTDA or failure to consummate the acquisition of MTDA; risks associated with integrating the operations of acquired companies, including, among others, MTDA; competitive factors such as increase in the price of, or limitations on the availability of steel; potential disruptions in operations due to, or during, facility expansions; delays in, or cancellations of, customer programs; a labor dispute involving Shiloh, its customers or suppliers; and other risks and uncertainties that may be identified from time to time in the company's reports to the Securities and Exchange Commission.

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